Exhibit 5.1

December 6, 2017

AXIS Specialty Finance PLC

4th Floor, Plantation Place South

60 Great Tower Street

London, England EC3R 5AZ

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke, Bermuda HM 08

Ladies and Gentlemen:

We have acted as United States counsel to AXIS Capital Holdings Limited, a Bermuda company (the “Guarantor”), and AXIS Specialty Finance PLC, a public company limited by shares incorporated under the laws of England and Wales (the “Company”), a wholly-owned indirect subsidiary of the Guarantor, in connection with the Registration Statement on Form S-3 (File No. 333-214764) (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Company, the related guarantee of the Guarantor and certain other securities (collectively, the “Securities”). The Securities may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and any supplements to such prospectus and pursuant to Rule 415 under the Securities Act. $350,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2027 (the “Notes”), unconditionally guaranteed by the Guarantor pursuant to the guarantee (the “Guarantee”) set forth in the Indenture (as defined below), are being offered and sold pursuant to the Prospectus, dated November 22, 2016, as supplemented by the Prospectus Supplement, dated November 29, 2017 (together, the “Prospectus”), filed by the Company and the Guarantor with the Commission pursuant to Rule 424(b) under the Securities Act, and an Underwriting Agreement dated November 29, 2017 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein.

The Notes will be issued under a Senior Indenture, dated as of March 13, 2014 (the “Indenture”), among the Company, the Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We have examined the Registration Statement, the Prospectus and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (1) each of the Company and the Guarantor is validly existing under the law of its jurisdiction or organization and has duly authorized, executed, delivered and issued, as applicable, each of the Indenture, the Notes, the Guarantee and Underwriting Agreement, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance, and performance, as applicable, of each of the Indenture, the Notes, the Guarantee and Underwriting Agreement, as

applicable, by each of the Company and the Guarantor do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or the law of any other jurisdiction (except that no assumption is made with respect to the law of the State of New York or the federal law of the United States) and (3) the execution, delivery, issuance and performance, as applicable, of each of the Indenture, the Notes, the Guarantee and Underwriting Agreement, as applicable, by each of the Company and the Guarantor does not constitute a breach or default under any agreement or instrument that is binding upon the Company or the Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Notes have been duly executed and issued by the Company in accordance with the law of the State of New York and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	The Guarantee has been duly issued by the Guarantor in accordance with the law of the State of New York and, assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of provisions relating to (i) the waiver of rights and defenses; (ii) the separability or severability of provisions of the Notes or the Guarantees or (iii) choice of law or forum selection.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Guarantor’s Current Report on Form 8-K filed on December 6, 2017 and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP